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                                                                      EXHIBIT 99



GREEN OASIS ENVIRONMENTAL, INC.

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                                                             184 EAST BAY STREET
                                                                       SUITE 302
                                                            CHARLESTON, SC 29401
                                                                    803-722-5771
                                                                  FAX - 722-5785



                              FOR IMMEDIATE RELEASE

                                 August 6, 1997

     Green Oasis Environmental, Inc. of Charleston, South Carolina, announced today that the South Carolina Department of Health and Environmental Control ("DHEC") has published a Public Notice of proposed issuance of construction permits with respect to the application of Green Oasis Environmental Partnership I (the "Partnership") to DHEC for permits to construct a processing unit designed to convert used oil into diesel and residual oils. The application proposes relocation of the Partnership's existing facility to the Allied Terminals site on Greenleaf Street in Charleston, construction of new equipment and certain modifications of existing equipment, all as described more particularly in the notice published by DHEC.

     The proposed project is subject to review under DHEC regulations and under certain federal regulations. In its notice, DHEC said that a determination has been made that the proposed project can be approved provided certain conditions are met, noting further that "the pollutant limitations and other permit conditions are tentative and open to comment from the public."

     The public comment period expires on September 2, 1997 and all comments received prior to that date will be considered by DHEC in the formulation of permitting decisions regarding the proposed permits.

     Green Oasis Environmental, Inc. is in the business of manufacturing distillation plants designed to produce marketable fuels from waste oils in a closed-cycle, one-step process. It is General Partner of the Partnership.

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